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[METLIFE GRAPHIC]


Metropolitan Life Insurance Company
1095 Avenue of the Americas
New York, New York 10036

JOHN R. MURPHY
Associate General Counsel
Law Department
Tel 212 578-3096    Fax 212 578-3916


January 21, 2009

Re: MetLife Insurance Company of Connecticut
    File No. 333-
    Unallocated Group Variable Annuity Contract
    -------------------------------------------

Dear Sirs:

This opinion is furnished in connection with the proposed offering of a certain variable annuity contract ("Contract") issued by MetLife Insurance Company of Connecticut ("MICC") under Registration Statement No. 333-______ ("Registration Statement") and described therein, filed by MetLife of CT Separate Account QPN For Variable Annuities ("Account") under the Securities Act of 1933, as amended.

I have made such examination of law and examined such records of MICC (including the Account) and other documents as in my judgment are necessary or appropriate to render the opinion expressed below. In my opinion:

1. MICC is a corporation validly existing and in good standing under the laws of the State of Connecticut.

2. The offer and sale by MICC of the Contracts have been duly authorized pursuant to the corporate and insurance laws of the State of Connecticut and the Company's governing documents and each Contract, when delivered and when the first purchase payment thereunder is made, all in accordance with the prospectus ("Prospectus") included in the Registration Statement and in compliance with the applicable local law, will be a legal and binding obligation of MICC in accordance with its terms. Owners of Contracts, as such, will not be subject to any deductions and charges by MICC other than those described or referred to in the Prospectus.

I hereby consent to the use of this opinion as Exhibit 9 to the Registration Statement.

Very truly yours,

/s/ John R. Murphy
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John R. Murphy